APOLLO ENDOSURGERY, INC.
AMENDED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED: MARCH 6, 2017
AMENDED: MAY 25, 2017
AMENDED: MAY 23, 2018

Each membr of the Board of Directors (the “Board”) of Apollo Endosurgery, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) and who is designated as an eligible participant (each such Non-Employee Director, an “Eligible Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy became effective on March 6, 2017 (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

An Eligible Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the Effective Date, each Eligible Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:
a. All Eligible Non-Employee Directors: $35,000
b. Chairman/Lead Independent Director (as applicable): $55,000 (in lieu of above)

1. Annual Committee Member Service Retainer:
a. Member of the Audit Committee: $7,000
b. Member of the Compensation Committee: $5,000
c. Member of the Nominating and Corporate Governance Committee: $3,000

1. Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a. Chairman of the Audit Committee: $15,000
b. Chairman of the Compensation Committee: $10,000
c. Chairman of the Nominating and Corporate Governance Committee: $5,000

        Eligible Non-Employee Directors will be permitted to elect to receive all or a portion of such director’s cash compensation under this Director Compensation Policy in the form of an equity award of common stock under the Company’s 2016 Equity Incentive Plan or any successor or subsequently adopted equity incentive plan (the “Plan”) in lieu of cash (“Equity Election”). The number of shares awarded shall be determined by dividing the dollar amount of cash compensation by the fair value of the underlying common stock on the date the cash compensation is otherwise payable computed in accordance with FASB ASC Topic 718, rounded down to the nearest whole share. Equity awards issued in lieu of cash shall be awarded as follows: 65% shall be awarded as options to purchase shares of common stock and 35% shall be awarded as restricted stock units, and in each case such equity awards shall fully vest on the one year anniversary of the grant date. Equity awards issued in lieu of cash, upon vesting, shall be unrestricted stock issued pursuant to the Plan and shall be paid on the same schedule as cash compensation or, if the equity award cannot be delivered due to a Company blackout period, then the equity award will be delivered on the first business day following the end of the blackout period. Any Equity Election must comply with all rules established from time to time by the Board, including the Company’s Insider Trading and Trading Window Policy or similar policy. An Eligible Non-Employee Director may not make an Equity Election during a Company blackout period or when the Eligible Non-Employee Director is otherwise in possession of material non-public information. An Equity Election may not be revoked.

Equity Compensation

        Equity awards will be granted under the Company’s Plan. All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a) Automatic Equity Grants.

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be an Eligible Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be an Eligible Non-Employee Director, be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $55,000. (the “Initial Grant”). In the discretion of the Board, the form of the Initial Grant in any given year may be a combination of the grant of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination will have an aggregate value of $55,000. Each Initial Grant will vest in full on the one-year anniversary of the date of grant.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting, each person who is then an Eligible Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $55,000 (the “Annual Grant”). In the discretion of the Board, the form of the Annual Grant in any given year may be a combination of the grant of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination will have an aggregate value of $55,000. Each Annual Grant will vest in full on the one-year anniversary of the date of grant.

(b) Vesting; Change of Control. All vesting is subject to the Eligible Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.

(c) Calculation of Option Value and Value of a Restricted Stock Unit Award. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting. The value of a restricted stock unit award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date (as defined in the Plan).
(d) Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse each Eligible Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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